Company Logo                                               Exhibit 99.1

                                                           Citizens Utilities
                                                           3 High Ridge Park
                                                           Stamford, CT 06905
                                                           203.614.5600
                                                           Web site: www.czn.net

FOR IMMEDIATE RELEASE

Contacts:
Financial Community:                          Media:
-------------------                           -----
Alan H. Oshiki, Assistant Vice President      Brigid M. Smith, Assistant Vice
Investor Relations                            President Corporate Communications
(203) 614-5629                                (203) 614-5042
aoshiki@czn.com                               bsmith@czn.com



                           CITIZENS UTILITIES REPORTS
                        1999 YEAR END AND FOURTH QUARTER
                                FINANCIAL RESULTS


STAMFORD, Conn., March 21, 2000 - Citizens Utilities (NYSE: CZN) today reported financial results for the year and quarter ended December 31, 1999.

1999 revenues from continuing operations were $1.1 billion, up 17% from last year's level. This growth was driven by an 8% increase in telecommunications revenues, which totaled $903 million for the year, and an 88% increase in revenues from Electric Lightwave, Inc. (NASDAQ:ELIX), which reached $184 million for 1999. Fourth quarter 1999 revenues from continuing operations were $277 million, 12% higher than the prior year. Telecommunications revenues were $224 million and Electric Lightwave's revenues were $53 million.

1999 telecommunications EBITDA was $380 million, up 12% over the prior year. Electric Lightwave's 1999 EBITDA loss was $58 million, a 2% improvement over 1998. 1999 EBITDA for continuing operations totaled $345 million, an 8% increase over the prior year. Fourth quarter 1999 telecommunications EBITDA was $99 million, up 16% over the fourth quarter of 1998. Electric Lightwave's EBITDA loss was $9 million, a 56% improvement over the prior year quarter. Fourth quarter 1999 EBITDA for continuing operations was $91 million, an increase of 18% over the prior year period. Including discontinued operations, the company generated $499 million and $133 million of EBITDA for the full year and fourth quarter 1999, respectively. All EBITDA figures exclude special items.

Net income for 1999 was $144 million, or 55 cents per share, up 153% from last year's net income of $57 million, or 22 cents per share, primarily due to gains on the sales of investments. Net income for the year includes $98 million, or 38 cents per share, in special items.

Net income for the fourth quarter was $70 million, or 27 cents per share, compared to $1.4 million, or 1 cent per share, in the fourth quarter of 1998. Fourth quarter 1999 net income includes $58 million, or 22 cents per share, in special items.

Commenting on the results, Citizens Vice President and Chief Financial Officer Robert J. DeSantis said, "As we transition Citizens into a communications company, we are extremely pleased by the solid financial performance of our telecommunications operations. We anticipate enhanced revenue and EBITDA growth in 2000 from our existing operations and properties to be acquired."

Regarding Electric Lightwave, Mr. DeSantis said, "The rapid revenue growth in 1999 coupled with higher margins were well above expectations. We expect this trend to continue in 2000, which will result in positive EBITDA for Electric Lightwave later this year."

Citizens Utilities provides telecommunications services and public utility services to 1.9 million customers in 22 states. Citizens also owns 82% of Electric Lightwave, Inc. (NASDAQ: ELIX), a facilities-based, integrated communications provider that offers a broad range of services to telecommunications-intensive businesses throughout the United States. To fund its expansion in the telecommunications business, the company will use the proceeds of its previously announced public utility divestitures. More information about Citizens can be found at www.czn.net.

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements (including oral representations) are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results because of, but not limited to, changes in the local and overall economy, changes in market conditions for debt and equity securities, the nature and pace of technological changes, the number and effectiveness of competitors in the company's markets, success in overall strategy, changes in legal or regulatory policy, changes in legislation, the company's ability to identify future markets and successfully expand existing ones, the mix of products and services offered in the company's target markets, the effects of acquisitions and dispositions and the ability to effectively integrate businesses acquired. These important factors should be considered in evaluating any statement contained herein and/or made by the company or on its behalf. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

                                (Table to Follow)

                   Citizens Utilities Company and Subsidiaries
                           Consolidated Financial Data
                                   (unaudited)

                                                        For the quarter ended                    For the year ended
                                                            December 31,                            December 31,
                                                      --------------------------              -------------------------
                                                                                      %                                     %
(Amounts in thousands - except per-share amounts)            1999          1998     Change            1999        1998    Change
                                                      --------------------------------------  --------------------------------------
Income Statement Data
Revenues from continuing operations (1)                  $ 277,215    $ 247,483         12%    $ 1,087,428   $ 932,858      17%
Income (loss) from continuing operations (1)                61,368      (16,319)       476%        117,127      20,532     470%
Income from discontinued operations                          8,832       17,677        -50%         27,359      36,528     -25%
Net income                                                  70,200        1,358       5069%        144,486      57,060     153%

EBITDA Data  (2)
EBITDA from continuing operations                        $  90,587    $  76,694         18%    $   345,280   $ 318,918       8%
EBITDA from discontinued operations                         42,681       42,217          1%        153,375     159,053      -4%
Total Company EBITDA                                       133,268      118,911         12%        498,655     477,971       4%

Per-Share Data
Basic net income per share of common stock               $    0.27    $    0.01       2600%    $      0.55   $    0.22     150%
EBITDA per share from continuing operations (2)          $    0.35    $    0.30         17%    $      1.32   $    1.23       7%
EBITDA per share from discontinued operations (2)        $    0.16    $    0.16          0%    $      0.59   $    0.62      -5%
Total Company EBITDA per share (2)                       $    0.51    $    0.46         11%    $      1.91   $    1.85       3%
Weighted average shares outstanding                        261,448      259,679          1%        260,613     258,879       1%



(1) The Company's Telecommunications and CLEC (Competitive Local Exchange Carrier) businesses.  The Company is reporting its
    Public Services businesses as discontinued operations.
(2) EBITDA is  operating  income plus  depreciation  plus  investment  and other income and excludes special items.
    For 1999, special items include asset impairment  charges,  accelerated depreciation  related  to the  change  in useful life of an  operating system,  costs  associated  with  an  executive  retirement  agreement, restructuring charges, pre-acquisition integration costs and separation costs.  Special  items  for 1999  also  include  gains on the  sales of
    Centennial Cellular stock,  Century  Communications Corp. stock and the disposition of an interest in a cable joint venture.
    For 1998, special items include separation costs, the write down of the Company's  investment in HTCC and the cumulative effect of a change in accounting principle for ELI.